EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Summary Financial Data of Genesys", "Selected Consolidated Financial Data of Genesys" and "Experts" and to the use our report dated May 22, 2000 relating to the financial statements of Genesys S.A., which appears in the Proxy Statement / Prospectus that is incorporated by reference in and made a part of the Registration Statement on Form F-4 of Genesys S.A. filed pursuant to Rule 462(b) under the Securities Act of 1933 relating to its Registration Statement on Form F-4 (No. 333-55392) for the registration of its ordinary shares.

Montpellier, March 23, 2001

/s/ ERNST & YOUNG AUDIT

Represented by
Antoine Peskine